Exhibit 99.1

Pathward Financial, Inc. Declares Cash Dividend

SIOUX FALLS, S.D., August 20, 2026 - Pathward Financial, Inc. ("Pathward Financial" or the “Company”) (Nasdaq: CASH), a U.S.-based financial holding company driven by its purpose to power financial inclusion for all, announced that the Company will pay a cash dividend of $0.05 per share for the fourth fiscal quarter of 2026. This dividend will be payable on October 1, 2026 to shareholders of record as of September 10, 2026.

At June 30, 2026, the Company had total assets of $7.31 billion and shareholders’ equity of $851.1 million.

This press release and other important information about the Company are available at www.pathwardfinancial.com.

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice and opportunity through payments sponsorship and lending. These capabilities provide support to individuals and businesses. Learn more at pathwardfinancial.com.

Investor Relations contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations contact
mediarelations@pathward.com